Exhibit 10.6

RETENTION PLAN AGREEMENT FOR VICE PRESIDENTS

November 10, 2008

David J. McIlhenny

[address]

RE:	Payments in the Event of Your Termination of Employment on a Change of Control of Orthovita, Inc.

Dear Dave,

In connection with your position as Senior Vice President of Operations for Orthovita, Inc. (the “Company”), the Compensation Committee to the Board of Directors of the Company has determined to provide you with a continuation of your base salary in the event your employment with the Company is terminated in connection with a “Change of Control” of the Company (as defined in the Company’s 2007 Omnibus Equity Compensation Plan or any successor plan thereto (the “Plan”)). Specifically, if within one year after a Change of Control of the Company, (a) the Company terminates your employment for any reason other than pursuant to a “Termination for Cause” (as defined in the Plan), your disability or death, or (b) you voluntarily terminate employment with the Company on account of a “Constructive Termination” (as defined below), you will receive a series of payments that is equal to your monthly base salary, as in effect immediately prior to your termination of employment, for a maximum of twelve (12) months for Vice Presidents with a guarantee of six (6) months regardless of when Comparable Employment is obtained. The payments will be made in regular payroll installments, beginning within 60 days after your termination date, if you execute and do not revoke a release of claims as described below. The severance payments will continue until the earlier of: (a) subject to the six month guarantee, for Vice Presidents, the date on which you start “Comparable Employment” (as defined below), or (b) twelve (12) months after your termination of employment with the Company. Your entitlement to receive the payments described above will depend upon your execution of the Company’s standard separation of employment and general release at the time of your termination of employment.

A “Constructive Termination” is a termination of your employment at your initiative after the occurrence of any of the following events without your consent within one (1) year after a Change of Control of the Company: (a) a material diminution in your duties, responsibilities, or authority, (b) a material reduction in your annual base salary, provided that the Company shall have been given reasonably detailed written notice that such an event constituting cause for Constructive Termination has occurred and the Company shall have been given at least 30 days opportunity to take remedial action but shall have failed or refused to do so. You must give the Company written notice within 90 days following the event that constitutes a Constructive Termination event, and your termination must occur within one year following such event. “Comparable Employment” means that you start new employment with another employer after your termination date that pays you a salary that is no less than 75% of your base salary on your termination date and requires that you perform the same or similar skill levels as when you were employed by the Company.

The foregoing payments are not additive or cumulative to severance benefits that you might also be entitled to receive under the terms of a written employment agreement, a severance agreement or any other arrangement with the employer. Should you be entitled to receive severance benefits under the terms of a written employment agreement, severance agreement or offer letter, you will receive the benefits from either this arrangement or the prior arrangement, but not both. You will receive severance benefits under the arrangement that provides the higher level of benefits.

This Agreement is intended to comply with section 409A of the Internal Revenue Code or an exemption, and payments may only be made under this Agreement upon an event and in a manner permitted by section 409A to the extent applicable. Severance benefits under the Agreement are intended to be exempt from section 409A under the “separation pay exception,” to the maximum extent applicable. Notwithstanding anything in this Agreement to the contrary, if you are considered a “specified employee” for purposes of section 409A and if payment of any amounts under this Agreement is required to be delayed for a period of six months after separation from service pursuant to section 409A, payment of such amounts shall be delayed as required by section 409A, and the accumulated amounts shall be paid in a lump sum payment within ten days after the end of the six month period (or within 60 days after death, in the event of death during the postponement period). Payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under section 409A. For purposes of section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. In no event may you, directly or indirectly, designate the calendar year of a payment.

Your acceptance of the terms of the payments described above does not provide you with the right to be retained in the service or employment by the Company, and you will continue to be an “at-will” employee of the Company.

Please acknowledge your consent to the payments described in this letter by signing and returning this original letter to Pat Twomey, Vice President of Human Resources. If you have any questions concerning the payments, you may contact Human Resources at (610) 407-5215.

Sincerely,

/s/ Antony Koblish
President and Chief Executive Officer

I consent to the terms of the payments described in this letter, and understand that I am only eligible to receive the aforementioned payments if within one year after a Change of Control of the Company either: (a) my employment is terminated by the Company for any reason other than Cause, disability or death, or (b) if I voluntarily terminate employment with the Company on account of a Constructive Termination. I further understand that in order to receive the payments provided in this letter I must execute and not revoke the Company’s standard separation of employment and general release on the date I terminate employment with the Company. All prior retention plan agreements with the Company are hereby revoked and are of no further force and effect.

/s/ David J. McIlhenny

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